EXHIBIT 23.1
THE WARNACO GROUP, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-159396, 333-151018, 333-108744, 333-121771 and 333-125159 on Form S-8 of our reports dated March 1, 2010, relating to (1) the consolidated financial statements and financial statement schedule of The Warnaco Group, Inc. and subsidiaries (the “Company”) (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 2, 2010.
/s/ DELOITTE & TOUCHE LLP
New York, New York
March 1, 2010